EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into as of September 29, 2010 (the “Effective Date”), by and between Marc S. Applbaum, Esq., an individual, (the “Employee”) and CoConnect, Inc., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, the Company requires the Services (as defined herein) as set forth herein;

WHEREAS, Employee is qualified to provide the Company with the Services and is desirous to perform such Services for the Company; and

WHEREAS, the Company wishes to induce Employee to provide the Services and wishes to contract with Employee regarding the same and compensate Employee in accordance with the terms herein;

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants contained herein and with the intent to be legally bound, it is hereby agreed as follows:

1.           Position.  During the term of this Agreement, the Company will employ Employee, and Employee will serve the Company in the capacity of President of the Company.

2.           Duties.  The Employee will perform the duties of the President of the Company as such position is described by the Bylaws of the Company, together with such additional reasonably related duties assigned by the Board of Directors; provided, however, the Employee shall not be empowered to take any of the following actions without prior written approval by the Board of Directors:

a.	Hire and/or fire any Company officer, employee, agent or subcontractor;

b.	Enter into any agreement to encumber the Company in any form in excess of $100;

c.	Enter into any executory, merger or acquisition agreement;

d.	Sell, transfer or otherwise dispose of any of any Company assets;

e.
Issue any debt or equity interest in the Company, including, but not limited to, common stock, preferred stock, warrants, notes, debt instruments of any kind, convertible notes or any other debt or securities (or otherwise enter into agreements to issue any debt or securities);

3.           Service.  Except with respect to the matters specified below, Employee will devote sufficient working time and efforts to adequately attend the business and affairs of the Company.  However, Employee will not work full time and the Company agrees that Employee may have other outside business activities.

4.           Term of Agreement.   Subject to Section 6 of this Agreement, the Company agrees to continue the Employee's employment, and the Employee agrees to remain in the employ of the Company, pursuant to the terms of this Agreement for a period of 12 months (the “Term”),  unless the Employee’s employment is earlier terminated pursuant to the provisions of this Agreement. The Employee represents that he has read and reviewed all public filings made available by the Company, including those filed with the United States Securities and Exchange Commission’s EDGAR filing service (www.sec.gov) and understands that the Company maintains questionable financial stability which may affect the prospects of a continuing employment relationship pursuant to this Agreement.

5.           Compensation.

5.1           Base Salary.  Employee shall receive a salary of $400.00 per month (the “Base Salary”), in accordance with the general payroll practices of the Company.

5.2           Expenses.  The Company will reimburse the Employee for all reasonable and necessary expenses incurred by the Employee in connection with the Company's business; provided, however, all reimbursable expenses shall require prior approval by the Board of Directors or CEO of the Company prior to the time such expenses are incurred.

6.           Termination.   Employee's employment with the Company pursuant to this Agreement may be terminated by either party at anytime for any reason whatsoever with five (5) days prior notice. In the event of a termination hereunder, Employee shall be entitled to all any Base Salary earned, due and payable up to the date of such termination.

7.           Nondisclosure.  Employee acknowledges that during the course of his employment by the Company, the Company will provide, and Employee will acquire, knowledge of special and unique value with respect to the Company's business operations, including, by way of illustration, the Company's existing and contemplated product line, chemical formulas, chemical process, trade secrets, compilations, business and financial methods or practices, plans, hardware and software technology products, systems, programs, projects and know-how, pricing, cost of providing service and equipment, operating and maintenance costs, marketing and selling techniques and information, customer data, customer names and addresses, customer service requirements, supplier lists, and confidential information relating to the Company's policies, employees, and/or business strategy (all of such information herein referenced to as the “Confidential Information”).  Employee recognizes that the business of the Company is dependent upon Confidential Information and that the protection of the Confidential Information against unauthorized disclosure or use is of critical importance to the Company.  Employee agrees that, without prior written authorization of the Company’s Board of Directors, and pursuant to the Mutual Non-Disclosure and Non-Circumvention Agreement attached hereto as Exhibit A, Employee will not, during his employment, divulge to any person, directly or indirectly, except to the Company or its officers and agents or as reasonably required in connection with Employee’s duties on behalf of the Company, or make any independent use of, except on behalf of the Company, any of the Company's Confidential Information, whether acquired by Employee during his employment or not.  Employee further agrees that Employee will not, at any time after his employment has ended, use or divulge to any person directly or indirectly any Confidential Information, or use any Confidential Information in subsequent employment of any nature.  If Employee is subpoenaed, or is otherwise required by law to testify concerning Confidential Information, Employee agrees to notify the Company upon receipt of a subpoena, or upon belief that such testimony shall be required.  This nondisclosure provision shall survive the termination of this Agreement for any reason.  Employee acknowledges that the Company would not employ Employee but for his covenants and promises contained in this Section 7 and throughout this Agreement.

8.           IP Protection Section.   Employee agrees that any and all products, inventions, writings or any other intellectual property produced at any time during the term hereof by the Employee as a part of the performance of his duties hereunder related to the products the Company produces are and will be the sole property of the Company, and that the Company will have the exclusive rights to such intellectual property in any country.

9.           Return of Documents.  Employee agrees that if Employee’s relationship with the Company is terminated (for whatever reason), Employee shall not remove or take with Employee, but will leave with the Company or return to Company, all Confidential Information, records, files, data, memoranda, reports, customer lists, customer information, product information, price lists, documents and other information, in whatever form (including on computer disk), and any and all copies thereof, or if such items are not on the premises of the Company, Employee agrees to return such items immediately upon Employee's termination or the request of the Company.  Employee acknowledges that all such items are and remain the property of the Company.

10.           No Interference or Solicitation.  Employee agrees that during his employment, and for a period of two (2) years following the termination of his employment (for whatever reason), that neither he nor any individual, partner(s), limited partnership, corporation or other entity or business with which he is in any way affiliated, including, without limitation, any partner, limited partner, director, officer, shareholder, employee, or agent of any such entity or business, will:  (i) request, induce or attempt to influence, directly or indirectly, any employee of the Company to terminate their employment with the Company; or  (ii) employ any person who as of the date of this Agreement was, or after such date is or was, an employee of the Company.  Employee further agrees that during the period beginning with the commencement of Employee’s engagement with the Company and ending two (2) years after the termination of Employee’s employment with the Company (for whatever reason), he shall not, directly or indirectly, as an employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity of the Company or of any other person, entity or business, solicit or encourage any present or future customer, supplier, contractor, partner or investor of the Company to terminate or otherwise alter his, his or its relationship with the Company.  This provision shall survive the termination of this Agreement for any reason.

11.           Non-Competition Clause.   During the term of his employment under this Agreement, Employee shall not directly or indirectly, as an owner, partner, shareholder, employee, consultant, or in any similar manner, engage in any activity competitive with or adverse to the business in which the Company is engaged at the time. Following a termination pursuant to Section 6 herein, Employee covenants that he shall not, for two (2) years following such termination, directly or indirectly as an owner, partner, shareholder, employee, consultant, or in any similar manner, engage in any business activity or venture in direct competition with the Company, in the same type of business as the Company is engaged at the time of the termination, it being understood that the competitive nature of any other ownership, employment, consultation or other activity shall be determined in good faith by the Board of Directors of the Company. This provision shall survive the termination of this Agreement for any reason.

12.           Injunctive Relief.  Employee acknowledges and agrees that the agreements and covenants contained in this Agreement are essential to protect the Confidential Information, business, and goodwill of the Company.  Employee further acknowledges that the breach of any of the agreements contained herein will give rise to irreparable injury to the Company, inadequately compensable in damages.  Accordingly, the Company shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available.  Employee further acknowledges and agrees that in the event of the termination of Employee's employment with the Company, whether voluntary or involuntary, that the enforcement of a remedy hereunder by way of injunction shall not prevent Employee from earning a reasonable livelihood.  Employee further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content.

13.           Miscellaneous.

13.1           Severability.  If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain.  Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

13.2           No Waiver.  The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter.  The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself.  No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

13.3           No Assignment.  This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time.  The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company's obligations hereunder.

13.4           Withholding.  All sums payable to Employee hereunder may be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

13.5           Entire Agreement.  This Agreement constitutes the entire and only agreement between the parties relating to employment of Employee with the Company, and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect thereto.

13.6           Amendment.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

13.7           Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service.

13.8           Binding Nature.  This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

13.9           Headings.  The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement.

13.10           Counterparts and Fax Signatures.  This Agreement may be executed by Fax and in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

13.11           Governing Law.  The subject matter of this Agreement shall be governed by and construed in accordance with the laws of the State of California (without reference to its choice of law principles), and to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.  EACH PARTY HERETO AGREES TO SUBMIT TO THE PERSONAL JURISDICTION AND VENUE OF THE STATE COURTS LOCATED IN THE NORTH COUNTY OF SAN DIEGO, CALIFORNIA FOR RESOLUTION OF ALL DISPUTES ARISING OUT OF, IN CONNECTION WITH, OR BY REASON OF THE INTERPRETATION, CONSTRUCTION, AND ENFORCEMENT OF THIS AGREEMENT, AND HEREBY WAIVES THE CLAIM OR DEFENSE THEREIN THAT SUCH COURTS CONSTITUTE AN INCONVENIENT FORUM.  AS A MATERIAL INDUCEMENT FOR THIS AGREEMENT, EACH PARTY SPECIFICALLY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY ISSUES SO TRIABLE.

13.12           Attorneys' Fees.  In the event of any claim, demand or suit arising out of or with respect to this Agreement, each party shall be responsible for their respective costs and attorneys' fees, including any such costs and fees upon appeal, regardless of the outcome of the claim, demand or suit.

***SIGNATURE PAGE FOLLOWS***

SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and Employee have executed this Employment Agreement as of the date first above written.

COMPANY COCONNECT, INC. a Nevada corporation	EMPLOYEE MARC S. APPLBAUM an individual
/s/ Brad M. Bingham	/s/ Marc S. Applbaum
By: Brad M. Bingham, Esq. Its: Chief Executive Officer	By: Marc S. Applbaum An individual

A FACSIMILE COPY OF THIS AGREEMENT SHALL HAVE
THE SAME LEGAL EFFECT AS AN ORIGINAL OF THE SAME

EXHIBIT A

Mutual Non-Disclosure and Non-Circumvention Agreement

THIS MUTUAL NON-DISCLOSURE AND NON-CIRCUMVENTION AGREEMENT (the “Agreement”) is made effective and executed as of September 29, 2010 by and between (i) CoConnect, Inc. (hereinafter “Company” and a “Party”) and (ii) Marc S. Applbaum (hereinafter collectively referred to as “Employee” and a “Party”) in an effort to assure the protection and preservation of the confidential and/or proprietary nature of information and certain relationships disclosed or made available, or to be disclosed or made available, to each other in connection with certain discussions and/or negotiations with respect to the subject or subjects summarized and so stated below, and to prevent business and financial circumvention by Employee with respect to an Company Protected Party (as defined below). Employee and Company may be referred to hereinafter collectively as the “Parties.”

WHEREAS the Parties desire to assure the confidential status of the information which may be disclosed to each other;

NOW, THEREFORE, in reliance upon and in consideration of the following undertakings, the Parties agree as follows:

1.
Subject to the limitations set forth in Paragraph 2, all information disclosed to Employee shall be deemed "Proprietary Information."  In particular, Proprietary Information shall be deemed to include any information disclosed, including but not limited to a Company  marketing technique, publicity technique, public relations technique, process, algorithm, program, design, drawing, formula, or test data research, work in progress, future development, engineering, manufacturing, marketing, servicing, financing, present or future products, sales, suppliers, clients, customers, employees, investors, consultants, financial and investment banking, market making relationships or business or personal matter relating to the disclosing Party, whether in whole or in part, oral, written, graphic, or in an electronic form.

2.
The term "Proprietary Information" shall not be deemed to include any information which (i) is now, or hereafter becomes, through no act or failure to act on the part of Employee, generally known or available information; (ii) is known by Employee at the time of receiving such information as evidenced by its records; (iii) is hereafter furnished to Employee by a third party, as a matter of right and without restriction on non-disclosure; (iv) is independently developed by Employee without reference to the information disclosed hereunder; or (v) is the subject of a written permission to disclose provided by the Company.

Notwithstanding any other provision of this Agreement, disclosure of Proprietary Information shall not be precluded if such disclosure:

a.	Is in response to a valid order of a Court or other governmental body of the United States of America, or any other political subdivision thereof;
b.	Is otherwise required by law; or
c.	Is otherwise necessary to establish rights or enforce obligations under this agreement, but only to the extent that any such disclosure is necessary.

In the event that the Employee is requested in any proceedings before a court or any governmental body to disclose Proprietary Information, it shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order.  If in the absence of a protective order, the Employee is nonetheless compelled to disclose Proprietary Information, the Employee may disclose such information without liability hereunder; provided however, that the Employee gives the Company advanced written notice of the information to be disclosed and upon the request and at the expense of the Company, uses its best efforts to obtain assurances that confidential treatment will be accorded to such information.

3.
The Employee shall maintain trust and confidence and not disclose to any third party or use for any unauthorized purpose any Proprietary Information received from the Company. The Employee may use such Proprietary Information in the extent required to accomplish the purpose of the discussions with respect to the subject. Proprietary Information shall not be used for any purpose or in any manner that would constitute a violation of a valid law or regulation, including without limitation, export control law of the United States of America. No other rights or licenses to trademarks, inventions, copyrights or patents are implied or granted under this Agreement.

4.	Proprietary Information supplied shall not be reproduced in any form except as required to accomplish the intent of this Agreement.

5.
The responsibilities of the Employee are limited to using its best efforts to protect the Proprietary Information received with the same degree of care used to protect their own Proprietary Information from unauthorized use or disclosure.  The Employee shall advise its employees or agents who might have access to such Proprietary Information of the confidential nature of said Proprietary Information and that by receiving such information, they are agreeing to be bound by this Agreement.  No Proprietary Information shall be disclosed to any officer, employee, or agent of the Employee who does not have a need for such information for the purpose of the discussions which are the subject of this Agreement.

6.
All Proprietary Information (including all copies thereof) shall remain the property of the Company and shall be returned to the disclosing Company after the Employee’s need for such information has expired, or upon request by the Employee, and in any event, upon completion or termination of this Agreement. The Employee further agrees to destroy all notes and copies thereof made by its officers and employees containing or based on any Proprietary Information and to cause all agents and representatives to whom or which Proprietary Information has been disclosed to destroy all notes and copies in their possession that contain Proprietary Information.

7.
This Agreement shall survive any termination of the discussions which are the subject of this Agreement, and shall continue in full force and effect until such time as Parties mutually agree to terminate it.

8.
This Agreement shall be governed by the laws of the United States of America, and as those laws that are applied to contracts entered into and to be performed in all states.  Should any revision or part of this Agreement be determined to be void, invalid, or otherwise unenforceable by any Court or tribunal of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

9.
This Agreement and the Employment Agreement between the Company and the Employee as of the date herewith (the “Employment Agreement”), contains the full and final, complete and exclusive terms of the Parties relating to the subject from which this Agreement was created.  This Agreement and the Employment Agreement shall supersede any prior agreement, whether oral or written.  This Agreement and the Employment Agreement may not be changed and or otherwise modified or amended except with a subsequent written instrument executed by both/all Parties.

10.
Each Party acknowledges and agrees that in the event of any breach by either Party, including without limitations, the actual or threatened disclosure of the Company’s  Proprietary Information without the prior express written consent of the Company, the Company will suffer irreparable damage and injury such that no remedy at law will afford adequate protection against or appropriate compensation for such injury.  Accordingly, the Employee hereby agrees that the Company shall be entitled to specific performance of under this Agreement.  As well, further injunctive relief may be sought, and granted by a Court of competent jurisdiction.

11.
Non-Circumvention.  During this Agreement, and for a period of no less than two years after its termination, if Employee engages in any financial or other business transaction with any Company Protected Party (as defined below), then Employee shall pay Company, immediately upon the closing of that transaction, compensation (in cash and equity) equal to the amount of financial benefit gained by Employee. The term “Company Protected Party” shall mean generally, any person or entity that either Company introduces to Employee in connection with this Agreement or the Employment Agreement, or a third party person or entity that has a business or other affiliation with any person or entity that Company introduces to Employee in connection with Company’s services under this Agreement.

***SIGNATURE PAGE FOLLOWS***

SIGNATURE PAGE

IN WITNESS WHEREOF the Parties have executed this Mutual Non-Disclosure and Non-Circumvention Agreement effective as of the day and year first above written.

COCONNECT, INC. /s/ Brad M. Bingham __________________________ By: Brad M. Bingham, Esq. Its: Chief Executive Officer	EMPLOYEE /s/ Marc S. Applbaum __________________________ By: Marc S. Applbaum An individual

A FACSIMILE COPY OF THIS AGREEMENT
SHALL HAVE THE SAME LEGAL EFFECT
AS AN ORIGINAL OF THE SAME